                                                                  Exhibit (a)(3)

                           FREQUENTLY ASKED QUESTIONS

                  The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the Offer to Exchange, the Election Form and the Notice to Withdraw from the Offer because additional, important information is contained in those other documents.

GENERAL QUESTIONS ABOUT THE PROGRAM

         1.       WHY IS THE COMPANY MAKING AN OFFER TO EXCHANGE OPTIONS?

                  Brooks Automation has used stock options as a way to attract and retain its employees. However, the stock price has declined significantly in recent years, and as a result, the majority of Brooks' employees have options with exercise prices significantly higher than current market prices ("out of the money") options. The Company believes that these "out of the money" options have little incentive to employees, and in fact undermine morale and motivation. The stock option exchange program is designed to provide employees with new options a little over six months after the date of cancellation of the old options that are closer to the current market price of our stock.

         2.       WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

                  To participate in the program, you must meet the following criteria:

                  a) You must be an employee from March 13, 2003, the date the Offer begins, through April 11, 2003, the date the Offer ends;

                  b) You must hold stock options with an exercise price of $20.00 or higher, which expire after April 16, 2004; and

                  c) You must not be a consultant to, or one of the directors and executive officers of, Brooks listed on Schedule A to the Offer to Exchange.

         3. IF I AM ELIGIBLE TO PARTICIPATE IN THIS OFFER, DO I HAVE TO PARTICIPATE?

                  No, you are not required to participate in this offer. Participation in this offer is strictly voluntary.

         4.       WHICH OPTION GRANTS ARE ELIGIBLE TO PARTICIPATE?

                  All option grants to purchase shares of Brooks stock may be exchanged except the following:

                  - Options with an exercise price of less than $20.00 per share;

                  -    Options which will expire before April 16, 2004; and

                  - Options granted after October 10, 2002. These will have to be given up if you participate in the program, but you will receive no options in exchange for these cancelled options.

                  -    Options granted under the Interval Logic Stock Option
                       Plan.

         5. HOW DO I KNOW WHICH OF MY OPTIONS ARE ELIGIBLE FOR THE EXCHANGE PROGRAM?

                  Your option statement is available for review on-line by accessing your E*Trade OptionsLink account, and includes for each grant, the option grant date, the unique grant number identifying each grant, the number of shares granted, the exercise price and the expiration date.

         6.       HOW DOES THE EXCHANGE WORK?

                  Each employee can elect to have all his or her eligible options exchanged, some eligible options exchanged, or none exchanged. However, individual grants cannot be split. For example, if an employee was granted 1,000 options on February 1, 2001, he or she must decide if all 1,000 options will be exchanged or if none will be. An employee cannot elect to split that February 1, 2001 grant and have 500 options exchanged and 500 not exchanged. If however, an employee has that same February 1, 2001 grant, and a second grant on November 1, 2000, the employee can decide to have the February 1, 2001 grant exchanged but not the November 1, 2000 grant, or vice versa.

                  Employees who have elected to participate in the program will be granted new options at least six months and one day after the old ones are cancelled (the "regrant date"). This is expected to be on or about October 16, 2003. The options you receive at that time will have an exercise price equal to the closing price on the Nasdaq National market on the day the new option is granted. The number of options that an employee will be granted depends upon the number of options exchanged, and the exercise price of the options exchanged, as defined by the chart below:

                                                     EXCHANGE RATIOS
EXERCISE PRICE OF OLD OPTIONS           (# NEW OPTIONS RECEIVED FOR OLD OPTIONS)
--------------------------------------------------------------------------------
Greater than $100.00                        1 new option for 15 old options
--------------------------------------------------------------------------------
$50.00-$99.99                               1 new option for 5 old options
--------------------------------------------------------------------------------
$30.00-$49.99                               1 new option for 2 old options
--------------------------------------------------------------------------------
$20.00-$29.99                               1 new option for 1.5 old options
--------------------------------------------------------------------------------
Less than $20.00                            Not eligible to participate

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

                  As an example, if you have 500 options at $25.00 per share, you would receive 333 options (500 divided by 1.5) at the closing price of Brooks common stock the day the new options are granted. However, if you have 500 options with an exercise price of $105.00, you would receive 33 options (500 divided by 15.0), at the closing price of Brooks common stock the day the new options are granted.

                  We will not issue any new options exercisable for fractional shares. Instead, we will round the new options down to the nearest whole number of shares with respect to each option. For example, if you surrendered 500 old options at an original exercise price of $25.00, the exact mathematics would result in 333.333 new options (500 divided by 1.5); however, you would only receive 333 new options.

         7. CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

                  Yes, any remaining outstanding, unexercised portion of an eligible option can be exchanged. The new option will be granted based on the remaining number of unexercised options.

         8.       WHAT WILL HAPPEN TO THE OPTIONS THAT I EXCHANGE?

                  The options that you turn in for exchange will be cancelled within a few business days after the end of the offer. Employees will no longer have any right with respect to these old options, as once they are cancelled, they will no longer exist.

         9.       WHEN WILL I RECEIVE MY NEW OPTIONS?

                  We will grant the new options on the regrant date, which will be at least six months and one day after the cancellation of the old options. If we cancel options turned in for exchange within a few business days after the scheduled expiration date of the offer, the regrant date of the new options will be on or soon after October 16, 2003.

         10. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

                  If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the old options, it would have negative accounting consequences for Brooks (we would be required for financial reporting purposes to record a compensation expense against our earnings). By deferring the grant of the new options for at least six months and one day, under current accounting rules, we will not have to record such a compensation expense.

         11.      WHAT WILL BE THE EXERCISE PRICE FOR THE NEW OPTIONS?

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

                  The exercise price for the new options will be the fair market value of our stock on the date of grant of the new options (approximately October 16, 2003, unless the offer period is extended), defined as the closing price of our common stock on the Nasdaq National Market on that date.

         12.      WHICH OPTION PLAN WILL MY NEW OPTIONS BE GRANTED FROM?

                  If you choose to exchange options that were originally granted under the Brooks 2000 Plan, then your new options will be granted to you from the Brooks 2000 Plan. If you choose to exchange options that were originally granted under the Brooks 1998 Plan, then your new options will be granted to you from the Brooks 1998 Plan. If you choose to exchange options that were originally granted from any other option plans involved in this offer, your new options will be granted from either the Brooks 2000 Plan or the Brooks 1998 Plan.

         13.      WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT
                  OPTIONS?

                  Your new options will be subject to the terms and conditions of either the Brooks 2000 Plan or the Brooks 1998 Plan, whichever your new options are granted under. The terms of those two plans are summarized in the Offer to Exchange.

         14.      WHAT ARE THE VESTING TERMS OF THE NEW OPTION GRANTS?

                  Generally, the new options will have a vesting period that will effectively add on at least six months but no more than one year to the vesting schedule of the old option. The new options will not vest until the later of: (i) six months after the old options would have vested, or (ii) six months after the new option grant date (in other words, on or soon after April 16, 2004). As an example, if you are fully vested in the options you decide to give up, then the new options will not be fully vested until six months after the regrant date. This means that the new options will not be fully vested until on or soon after April 16, 2004, which has the effect of extending the vesting period by one year (from April 16, 2003 to April 16, 2004). If, however, you have given up an option that would have vested on December 30, 2003, then the new option will vest June 30, 2004. In this case, only six months have been tacked onto the vesting schedule. Exactly how much additional time will be added to the vesting schedule of each new option will depend on the vesting schedule under the old option.

         15.      CAN I HAVE SOME EXAMPLES OF HOW AN OFFER TO EXCHANGE MIGHT
                  WORK?

                  Example 1

                  Assumptions:

                  Your Original Stock Option Grant: 5,000 shares

                  Your Original Stock Option Exercise Price: $40.00

                  Your Original Stock Option Grant Date: December 5, 2000

                  Your Original Vesting Schedule: 1,250 shares vest December 5, 2001, then yearly thereafter until fully vested in December 2004.

                  Exchange Ratio Applicable: 1 new option for 2 old options

                  Nasdaq Closing Stock Price on New Options Grant Date, October 16, 2003: $10.00

                  Using the above assumptions as an illustration, we would cancel your original stock options on approximately April 15, 2003. On the regrant date, which is expected to be on or soon after October 16, 2003, we would grant you new options for 2,500 shares because you receive one new option for every two old options. If the Nasdaq National Market closing price of Brooks stock on that date was $10.00, your new exercise price would be $10.00. Six months will be added to the vesting schedule. Therefore, no shares would be vested on October 16, 2003. 1,250 shares will vest on April 16, 2004, 625 shares will vest on June 5, 2004, and the final 625 shares will vest on June 5, 2005. Your new options will therefore fully vest on June 5, 2005.

                  Example 2

                  Assumptions:

                  Your Original Stock Option Grant: 5,000 shares

                  Your Original Stock Option Grant Date: November 10, 2000

                  Your Original Stock Option Exercise Price: $21

                  Your Original Vesting Schedule: 1,250 shares vest November 10, 2001, then quarterly thereafter until fully vested in November 2004 or until termination of employment.

                  Exchange Ratio Applicable: 1 new option for 1.5 old options

                  Nasdaq closing stock price on New Options Grant Date, October 16, 2003: $25.00

                  Using the above assumptions as an illustration, we would cancel your original stock option on approximately April 15, 2003. On the regrant date, which is expected to be on or soon after October 16, 2003, we would grant you new options for 3,333 shares because you receive one new option for every 1.5 old options. You should note that according to the actual calculation of the exchange ratio this would result in 3,333.333 shares, but because we will not issue fractional shares, we will round down and you will receive a new option for 3,333 shares. Assuming the closing Nasdaq National Market price of Brooks stock on October 16, 2003 was $25.00, your new exercise price would be $25.00. (Please note that this is higher than your original stock option price.) No shares would be vested on October 16, 2003, 2,293 shares will vest on April 16, 2004, and six months will be added to each vesting date on the vesting schedule, so that an additional 208 shares will vest on each of the following dates: May 10, 2004, August 10, 2004, November 10, 2004, February 10, 2005, May 10, 2005. Your 3,333 options will therefore be fully vested on May 10, 2005.

         16. WHAT IF I LEAVE BROOKS BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE DATE THE NEW OPTIONS ARE GRANTED?

                  In order to receive new options, you must be an active employee on the date the new options are granted. If you are terminated or resign, you will not receive a new option grant. You will not receive any other compensation for the options that you gave up.

         17. WHAT IF I LEAVE BROOKS AFTER I RECEIVE THE NEW GRANTS BUT PRIOR TO SIX MONTHS AFTER THE NEW GRANT DATE?

                  None of your new options will be vested, so you will have no new options to exercise. Those options that were not exchanged will be governed by the terms of the existing stock option agreement and, if any are vested, you may exercise those subject to the terms of the existing stock option agreement.

         18. WHICH OLD OPTIONS MUST BE CANCELLED IF I DECIDE TO PARTICIPATE IN THE OFFER?

                  You can choose to exchange some or all of the options that were granted to you prior to October 10, 2002 for exchange. However, if you do choose to exchange any of these options, BROOKS WILL AUTOMATICALLY CANCEL ALL OPTIONS GRANTED TO YOU ON OR AFTER OCTOBER 10, 2002, AND YOU WILL NOT RECEIVE ANY OPTIONS IN RETURN FOR THE OPTIONS GRANTED ON OR AFTER OCTOBER 10, 2002.

         19. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE AND WHAT IS THE DEADLINE?

                  To participate, you must complete the Election Form, sign and date it, and deliver it by mail, courier, hand delivery or fax so that it is received not later than 6:00 p.m. Eastern Daylight Time on April 11, 2003 (or later if we extend the Offer period) at:

                                    Office of the Treasurer
                                    Brooks Automation, Inc.
                                    15 Elizabeth Drive
                                    Chelmsford, MA  01824
                                    ATTN: Lynda Avallone
                                    Fax: (978) 262-1515

                  You should also deliver all stock option agreements for the options you are asking to exchange.

                  We expect that we will accept all options properly offered to us for exchange that are not validly withdrawn, subject to our rights to extend, terminate and amend the offer. While we reserve the right to extend, terminate and amend the offer, we also reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.

         20.      WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

                  If you do not turn in your properly completed, signed, and dated Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and subject to their original terms.

         21. HOW LONG DO I STILL HAVE THE ABILITY TO WITHDRAW OPTIONS PREVIOUSLY TURNED IN FOR EXCHANGE?

                  You can withdraw the options you have elected for exchange at any time before 6:00 p.m., Eastern Daylight Time, on April 11, 2003. To withdraw options elected for exchange, you must complete a Notice to Withdraw from the Offer sign and date it, and deliver it by mail, courier, hand delivery or fax so that it is received not later than 6:00 p.m. Eastern Daylight Time on April 11, 2003 (or later if we extend the Offer period) at:

                                    Office of the Treasurer
                                    Brooks Automation, Inc.
                                    15 Elizabeth Drive
                                    Chelmsford, MA  01824
                                    ATTN: Lynda Avallone
                                    Fax: (978) 262-1515

                  Once you have withdrawn your election to exchange options, the only way you can re-elect to exchange options is by completing a new Election Form and following the delivery procedures described in the Instructions to the Election Form so that it is received before the expiration of the offer. If we do extend this offer, then you can withdraw your previously elected options until the new expiration date of the offer. In addition, although we presently intend to accept and cancel validly tendered options promptly after the expiration of this offer, if we have not accepted and cancelled your tendered options after May 8, 2003, you can withdraw your tendered options at any time after May 8, 2003.

         22.      CAN I CHANGE MY MIND ABOUT WHICH OPTIONS I WANT TO EXCHANGE?

                  Yes, you can change your election at any time before the offer expires. In order to change your election, you must complete, sign and date a new Election Form and deliver it by mail, courier, hand delivery or fax so that it is received not later than 6:00 p.m. Eastern Daylight Time on April 11, 2003 (or later if we extend the Offer period) at:

                                    Office of the Treasurer
                                    Brooks Automation, Inc.
                                    15 Elizabeth Drive
                                    Chelmsford, MA  01824
                                    ATTN: Lynda Avallone
                                    Fax: (978) 262-1515

                  Once you have done this, your previous Election Form will be disregarded. If we extend this offer, you can change your election until the new expiration date of the offer.

         23.      IS THIS A STOCK OPTION REPRICING?

                  This is not a stock option repricing in the traditional sense.

         24. WHY CAN'T BROOKS JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

                  As a result of changes to accounting rules, a traditional form of option repricing would result in unfavorable accounting consequences to Brooks. If we were to simply reprice options we would be required to take a charge against earnings on any future appreciation in value of the repriced options. This could put Brooks' potential for profitability in the future in serious jeopardy. As a result, the traditional repricing method is not looked upon favorably by institutional investors, who own a substantial majority of Brooks' stock.

         25. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

                  If you participate in this exchange program you will be eligible for future option grants. However, because of the accounting rules discussed above, Brooks does not anticipate that there will be any option grants made to a significant number of existing employees prior to the regrant date (expected to be on or after October 16, 2003) although there could be options granted to new hires.

         26. WILL I HAVE TO PAY TAXES AS A CONSEQUENCE OF MY PARTICIPATION IN THIS EXCHANGE?

                  If you are a United States-based employee, neither the cancellation of your old options nor your receipt of a new option normally should give rise to a taxable event for you, but we recommend that you consult with your own tax advisor to determine if there are any particular tax consequences that will apply to you.

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

                  If you are an employee resident outside of the United States or otherwise subject to the tax laws of a jurisdiction other than the United States, WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF ELECTING TO EXCHANGE OPTIONS PURSUANT TO THE OFFER. ALL EMPLOYEES ARE STRONGLY URGED TO READ SECTIONS 19-23 OF THE OFFER TO EXCHANGE FOR AN ADDITIONAL DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES.

         27. WHAT DO I DO IF I DON'T UNDERSTAND OR HAVE QUESTIONS ABOUT THE EXCHANGE OR REQUIRE COPIES OF THE OFFER DOCUMENTS?

                  For questions concerning timing or procedural matters related to the offer or how to locate additional copies of the materials describing the exchange program, you should leave a message on the special hotline put in place for purposes of the exchange program: (978) 262-7373. Please note that this is a voicemail hotline only. Additionally, we have set up a separate email address to answer questions. The external e-mail address is stock-option-exchange@brooks.com and the internal e-mail address displayed in the global address book is "stock-option-exchange." Someone from the Office of the Treasurer will respond to your inquiry within 48 hours after you leave a message. Be sure to leave your name, a daytime and evening phone number where you may be contacted in addition to your question(s). Please understand that the person responding to your inquiries to the hotline or email address may only respond to questions concerning timing or procedural matters related to the offer and cannot provide advice as to whether you should participate or which options to exchange.

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